Exhibit 7(c)

LOCK-UP AGREEMENT

This LOCK-UP AGREEMENT (this “Agreement”) is entered into and effective as of June       , 2011 (“Effective Date”) by and between Zagg Incorporated, a Nevada corporation (the “Company”), CLAY BROADBENT, an individual residing in the State of Utah (“Broadbent”), SCOTT HUSKINSON, an individual residing in the State of Utah (“Huskinson”) JEFF MORGAN, an individual residing in the State of Utah (“Morgan”), KENT WUTHRICH, an individual residing in the State of Utah (“Wuthrich”) BLANE JOHNSON, an individual residing in the State of Utah (“Johnson”) and STEVEN HANSEN, an individual residing in the State of Utah (“Hansen”, and together with Broadbent, Huskinson, Morgan, Wuthrich and Johnson each, including their successors and assigns, a “Shareholder” and collectively, the “Shareholders”).

WHEREAS, pursuant to that certain Stock Purchase Agreement, dated as of the Effective Date (the “Stock Purchase Agreement”), the Company purchased all of the outstanding shares of REMINDERBAND, INC., a Utah corporation doing business as iFrogz™, (“iFrogz”) from the Shareholders (the “Acquisition”);

WHEREAS, pursuant to the Stock Purchase Agreement and in connection with the Acquisition, the Company issued to the Shareholders an aggregate of 4,444,444 shares (the “Acquisition Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”); and

WHEREAS, pursuant to the Stock Purchase Agreement the Shareholders agreed to enter into this Agreement in connection with the acquisition and with respect to the Acquisition Shares and the Company’s Common Stock.

NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Shareholders agree as follows:

1.                                       One-Year Prohibition on Sales or Transfers.  Each Shareholder, including such Shareholder’s Affiliated Entities (as defined below), hereby agrees that from the Effective Date until June       , 2012 (the “1 Year Lock-Up Period”), such Shareholder will not offer, sell, contract to sell, pledge, give, donate, transfer or otherwise dispose of, directly or indirectly fifty percent (50%) of the Acquisition Shares issued to such Shareholder pursuant to the terms of the Stock Purchase Agreement and in connection with the Acquisition (the “Lock-Up Shares”), (ii)enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic or voting consequences of ownership of the Lock-Up Shares, whether any such aforementioned transaction is to be settled by delivery of the Lock-Up Shares or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement with respect to the Lock-Up Shares. As used in this Agreement “Affiliated Entities” shall mean any legal entity, including any corporation, limited liability company, partnership, not-for-profit corporation, estate planning vehicle or trust, which is directly or indirectly owned or controlled by such Shareholder or his descendants or spouse, of which such Shareholder or his descendants or spouse are beneficial owners, or which is under joint control or ownership with any other person or entity subject to a lock-up agreement regarding the Company’s stock with terms substantially identical to this Agreement.

2.                                       Allowable Sales During 1 Year Lock-Up Period and Thereafter.  Notwithstanding the terms of Section 1 above, during the 1 Year Lock-Up Period any Shareholder may:

(a)                                  Transfer such Shareholder’s Lock-Up Shares, or any portion thereof, to the Company or its designee.

(b)                                 Make a bona fide charitable donation to a non-profit, religious organization or institution that is independent of such Shareholder (a “Charitable Donee”) of such Shareholder’s Lock-Up Shares, or any portion thereof.

(c)                                  Transfer such Shareholder’s Lock-Up Shares, or any portion thereof, to such Shareholder’s Affiliated Entities, so long as any such Affiliated Entity agrees in an additional written instrument delivered to the Company to be subject to the terms and conditions of this Agreement.

3.                                       Application of this Agreement to Lock-Up Shares Sold or Otherwise Transferred. Lock-Up Shares that are properly transferred to a Charitable Donee shall thereafter not be subject to the restrictions on sale or other transfer contained in this Agreement.  Transferred Lock-Up Shares may continue to be subject to restrictions imposed by federal or state securities laws and contractual agreements outside of this Agreement.

4.                                       Legends on Certificates. The certificates representing the Lock-Up Shares shall bear the following legends:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY STATE SECURITIES LAWS. THEY MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE TRANSFERRED FOR VALUE UNLESS THEY ARE REGISTERED UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS OR UNLESS THE CORPORATION RECEIVES AN OPINION OF COUNSEL SATISFACTORY TO IT, OR OTHERWISE SATISFIES ITSELF, THAT AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

Unless prohibited by applicable securities laws, the Company shall, without delay, instruct its transfer agent to remove the foregoing legend at the request of the Shareholder made at any time subsequent to six months following the Effective Date.

THE SALE, ASSIGNMENT, GIFT, BEQUEST, TRANSFER, DISTRIBUTION, PLEDGE, HYPOTHECATION OR OTHER ENCUMBRANCE OR DISPOSITION OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS RESTRICTED BY

AND MAY BE MADE ONLY IN ACCORDANCE WITH THE TERMS OF A LOCK-UP AGREEMENT, A COPY OF WHICH MAY BE EXAMINED AT THE OFFICE OF THE CORPORATION.

The Company shall, without delay, instruct its transfer agent to remove the foregoing legend at the request of the Shareholder made at any time subsequent to 1 Year Lock-Up Period.

5.                                       180 Day Prohibition on Sales and Transfers of Common Stock. In addition to the 1 Year Lock-Up Period on the Lock-Up Shares, the Shareholders agree that, to the extent that the officers and directors of the Company agree to enter into an agreement with the underwriter containing similar terms, that they will not, without the prior written consent of the Company, during the period commencing on the date of the final prospectus relating to any sale of the Company’s Common Stock to the general public in an underwritten public offering pursuant to a registration statement under the Securities Act of 1933, as amended (each a “Public Offering”) and ending on the date that is one hundred eighty (180) days from the date of any such Public Offering (“180 Day Lock-Up Period”): (a) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities are then owned by the undersigned or are thereafter acquired), or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Securities, whether any such transaction described in clause (a) or (b) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise.  The underwriters in connection with any Public Offering are intended third-party beneficiaries of this Agreement and shall have the right, power and authority to enforce this Agreement as though they were a party hereto.

6.                                       Attempted Transfers.  Any attempted or purported sale or other transfer by the Shareholders in violation or contravention of the terms of this Agreement shall be null and void ab initio. The Company shall, and shall instruct its transfer agent to, reject and refuse to transfer on its books any shares that may have been attempted to be sold or otherwise transferred in violation or contravention of any of the provisions of this Agreement and shall not recognize any person or entity

7.                                       Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Nevada.

8.                                       Notices. Any notices and other communications given pursuant to this Agreement shall be in writing and shall be delivered in accordance with the delivery of notices under the Stock Purchase Agreement.

9.                                       Binding Effect. This Agreement will be binding upon and inure to the benefit of the Company, its successors and assigns and to the Shareholders and their respective permitted heirs, personal representatives, successors and assigns.

10.                                 Entire Agreement. This Agreement, together with the Stock Purchase Agreement sets forth the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and the transactions contemplated hereby and supersedes all prior written and oral agreements, arrangements and understandings relating to the subject matter hereof. This Agreement may only be amended by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

11.                                 Remedies.  The parties hereto acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party may, in such party’s sole discretion, apply to any court of competent jurisdiction for specific performance or injunctive relief or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party hereto waives any objection to the imposition of such relief. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof, whether at law or in equity, shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party hereto shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

12.                                 Counterparts. This Agreement may be executed by facsimile and in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, of the parties hereto.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, this Agreement has been signed as of the Effective Date.

COMPANY:

ZAGG INCORPORATED,
a Nevada corporation

By:	/s/ ROBERT G. PEDERSEN II
Name: Robert G. Pedersen II
Title: CEO

SHAREHOLDERS:

/s/ CLAY BROADBENT
CLAY BROADBENT

/s/ SCOTT HUSKINSON
SCOTT HUSKINSON

/s/ KENT WUTHRICH
KENT WUTHRICH

/s/ JEFF MORGAN
JEFF MORGAN

/s/ BLANE JOHNSON
BLANE JOHNSON

/s/ STEVEN HANSEN
STEVEN HANSEN

SIGNATURE PAGE

TO THE

LOCK-UP AGREEMENT